Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS THIRD-QUARTER 2008 RESULTS
WINSTON-SALEM, N.C. (Oct. 29, 2008) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2008 third quarter.
Total net sales in the quarter were unchanged at $1.15 billion. Earnings per diluted share in the quarter were $0.17. Excluding actions and the previously announced impact of a retailer bankruptcy, non-GAAP earnings per diluted share increased by 17 percent to $0.56 as a result of reduced long-term debt, lower base interest rates, and lower income tax expense as a result of the company’s global supply chain strategy.
“We continued our strategic execution in the third quarter and delivered comparable sales and solid earnings per share in a difficult environment,” Hanesbrands Chief Executive Officer Richard A. Noll said. “We remain optimistic about our earnings potential for the fourth quarter due to favorability of expenses that may more than offset the challenges of higher commodity costs and an uncertain sales environment.”
Noteworthy Financial Highlights
Selected highlights for the quarter and nine months ended Sept. 27, 2008, compared with the year-ago periods ended Sept. 29, 2007, include:
•	Total net sales in the quarter held steady at $1.15 billion, increasing slightly. Sales increases in the innerwear and international segments were offset primarily by declines in the sheer hosiery segment and the other segment. The 2 percent sales increase in the innerwear segment was driven by strong Hanes male underwear sales. In the outerwear segment, Champion activewear sales increased by double-digits.
Total net sales for the nine-month period were down 3.1 percent to $3.21 billion.
•	GAAP earnings per diluted share in the quarter decreased by $0.23 to $0.17. This includes a $0.35 reduction per diluted share for restructuring and related charges and $0.04 per diluted share for the bankruptcy of Mervyn’s, a regional retailer, which announced its liquidation plans after the end of the third quarter.

Hanesbrands Inc. Reports Third-Quarter 2008 Results — Page 2
Excluding actions and the previously announced Mervyn’s bankruptcy impact, non-GAAP diluted EPS increased by $0.08 to $0.56. Excluding actions only, non-GAAP diluted EPS increased by $0.04 to $0.52.

For the nine-month period, non-GAAP diluted EPS, excluding actions, increased by 23 percent to $1.59.
•	GAAP operating profit in the quarter was $58.2 million, down $47.5 million.
Non-GAAP operating profit, which excludes actions, declined by $13.1 million in the quarter. The company was able to substantially offset significant increases of $12 million of higher cotton costs and $7 million of oil-related costs through continued benefits of cost-saving initiatives. SG&A cost increases included $5.5 million of bad debt expense due to the Mervyn’s bankruptcy.
Non-GAAP operating profit margin excluding actions and the Mervyn’s impact was 9.3 percent in the quarter versus 10.0 percent a year ago.
(Diluted EPS excluding actions, operating profit excluding actions, operating profit margin excluding actions and SG&A excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago quarter were restructuring and related charges, amortization of gain on postretirement benefits, separation of pension plan assets and liabilities, nonrecurring spinoff and related charges, other expenses, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)
Other Comments
Hanesbrands has informed retail customers that it is raising domestic prices effective mid-first quarter of 2009. The company is taking an average gross price increase of 4 percent for domestic product categories. The range of price increases will vary by product category.
Hanesbrands also has continued to strategically structure its debt and liquidity to execute its business strategies through the economic downturn and tight credit markets. At the end of the quarter, Hanesbrands had a $500 million undrawn bank revolver and $86 million in cash on its balance sheet.
The company has actively and strategically managed its debt structure since its spinoff to reduce costs and increase flexibility. Of the company’s $2.3 billion in long-term debt, the rates on $2.0 billion, or 86 percent, have been fixed or capped. In the third quarter, Hanesbrands fixed the interest rate in July on $500 million of floating-rate bonds for four years at 7.64 percent and in September capped LIBOR for $600 million of floating-rate debt at 3.50 percent for one year. In October, the company fixed LIBOR on an additional $400 million of floating-rate debt at 2.80 percent for two years.

Hanesbrands Inc. Reports Third-Quarter 2008 Results — Page 3
The company expects 2008 full-year interest expense of approximately $155 million, and in 2009 full-year interest expense is expected to decrease into an approximate range of $140 million to $155 million.
Hanesbrands continues to make significant progress in executing its global supply chain strategy of consolidating manufacturing into fewer, larger facilities in lower-cost countries. In the third quarter, the company announced plans to close nine plants in the Western Hemisphere.
In order to manage the supply chain transition in 2009, the company is on track to carry year-end inventory at the previously discussed $1.35 billion level. The company’s goal is to reduce inventory by $200 million over the next 18 months as it completes its knits supply chain transition.
Hanesbrands continues to manage its capital expenditures. The company is projecting gross capital spending of $180 million for the full year, offset by expected proceeds of $25 million in property sales for net capital spending of $155 million this year. The company is assessing needs and plans for next year but expects gross capital expenditure spending in the range of $115 million to $135 million.
“We are sharply focused on execution over the next 12 to 18 months and will manage expenses and inventories conservatively,” Noll said. “Our goal is to come out of this economic environment as a stronger company using the strength of our brands, our ability to take pricing, and opportunities we have for further cost reductions.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m. EDT.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 7 p.m. EDT today until midnight EST on Nov. 5, 2008. The replay will be available by calling toll-free (800) 642-1687, or via toll-call at (706) 645-9291. The replay pass code is 67585195.

Hanesbrands Inc. Reports Third-Quarter 2008 Results — Page 4
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers or group of customers; fluctuations in the price or availability of cotton, oil or labor; inflationary pressure on consumer demand; our debt and debt-service requirements that restrict our operating and financial flexibility and impose interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2007 Annual Report on Form 10-K, 2008 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 27,	September 29,		September 27,	September 29,
	2008	2007	% Change	2008	2007	% Change
Net sales:
Innerwear	$650,372	$635,167		$1,830,437	$1,917,118
Outerwear	348,467	349,352		880,809	896,583
Hosiery	50,197	64,120		166,672	189,215
International	116,581	103,341		352,120	303,119
Other	4,769	13,587		20,064	46,629

Total segment net sales	1,170,386	1,165,567		3,250,102	3,352,664
Less: Intersegment	16,751	11,961		36,449	37,257

Total net sales	1,153,635	1,153,606	0.0%	3,213,653	3,315,407	-3.1%

Cost of sales	811,851	792,587		2,145,949	2,234,352

Gross profit	341,784	361,019	-5.3%	1,067,704	1,081,055	-1.2%
As a % of net sales	29.6%	31.3%		33.2%	32.6%

Selling, general and administrative expenses	255,228	253,233		776,267	773,817
As a % of net sales	22.1%	22.0%		24.2%	23.3%

Restructuring	28,355	2,062		32,355	44,533

Operating profit	58,201	105,724	-45.0%	259,082	262,705	-1.4%
As a % of net sales	5.0%	9.2%		8.1%	7.9%

Other expenses	—	889		—	1,440
Interest expense, net	37,253	49,270		115,282	152,217

Income before income tax expense	20,948	55,565		143,800	109,048
Income tax expense	5,028	16,669		34,512	32,714

Net income	$15,920	$38,896	-59.1%	$109,288	$76,334	43.2%

Earnings per share:
Basic	$0.17	$0.41		$1.16	$0.79
Diluted	$0.17	$0.40	-57.5%	$1.14	$0.79	44.3%

Weighted average shares outstanding:
Basic	93,992	95,664		94,283	96,100
Diluted	95,018	96,615		95,483	96,682

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 27,	December 29,
	2008	2007
Assets
Cash and cash equivalents	$86,212	$174,236
Trade accounts receivable, net	562,937	575,069
Inventories	1,359,008	1,117,052
Other current assets	244,224	227,977

Total current assets	2,252,381	2,094,334

Property, net	562,963	534,286
Intangible assets and goodwill	473,991	461,691
Other noncurrent assets	338,303	349,172

Total assets	$3,627,638	$3,439,483

Liabilities
Accounts payable and accrued liabilities	$700,056	$669,405
Other current liabilities	71,528	19,577

Total current liabilities	771,584	688,982

Long-term debt	2,315,250	2,315,250
Other noncurrent liabilities	159,870	146,347

Total liabilities	3,246,704	3,150,579

Equity	380,934	288,904

Total liabilities and equity	$3,627,638	$3,439,483

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 27,	September 29,
	2008	2007

Operating Activities:
Net income	$109,288	$76,334
Depreciation and amortization	77,613	99,921
Other noncash items	15,655	17,721
Changes in assets and liabilities, net	(221,177)	41,867

Net cash (used in) provided by operating activities	(18,621)	235,843

Investing Activities:
Purchases of property and equipment, net and other	(109,644)	(50,320)

Financing Activities:
Net borrowings on notes payable, stock repurchases and other	40,776	(167,739)

Effect of changes in foreign currency exchange rates on cash	(535)	2,620

(Decrease) increase in cash and cash equivalents	(88,024)	20,404

Cash and cash equivalents at beginning of year	174,236	155,973

Cash and cash equivalents at end of period	$86,212	$176,377

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, excluding per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results
with Certain Information Excluding Actions

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
A. Excluding actions data

Gross profit	$359,822	$372,821	$1,092,933	$1,110,537
SG&A	257,715	257,582	777,533	780,073
Operating profit	102,107	115,239	315,400	330,464
Net operating profit after taxes (NOPAT)	77,601	80,667	239,704	231,325
Net income	49,289	46,179	152,090	124,773
Earnings per diluted share	0.52	0.48	1.59	1.29

As a % of net sales
Gross profit	31.2%	32.3%	34.0%	33.5%
SG&A	22.3%	22.3%	24.2%	23.5%
Operating profit	8.9%	10.0%	9.8%	10.0%
Net income	4.3%	4.0%	4.7%	3.8%

B. Operating results excluding actions

Gross profit as reported	$341,784	$361,019	$1,067,704	$1,081,055
Accelerated depreciation included in Cost of sales	4,011	11,616	11,202	29,296
Inventory write-off included in Cost of sales	14,027	186	14,027	186

Gross profit excluding actions	$359,822	$372,821	$1,092,933	$1,110,537

SG&A as reported	$255,228	$253,233	$776,267	$773,817
Amortization of gain on postretirement benefits included in SG&A	—	2,012	—	6,036
Separation of pension plan assets and liabilities included in SG&A	—	4,817	—	4,817
Spinoff and related charges included in SG&A	—	(1,531)	—	(2,700)
Accelerated depreciation included in SG&A	2,487	(949)	1,266	(1,897)

SG&A excluding actions	$257,715	$257,582	$777,533	$780,073

Operating profit as reported	$58,201	$105,724	$259,082	$262,705
Gross profit actions	18,038	11,802	25,229	29,482
SG&A actions	(2,487)	(4,349)	(1,266)	(6,256)
Restructuring	28,355	2,062	32,355	44,533

Operating profit excluding actions	102,107	115,239	315,400	330,464
Income tax expense at effective rate	(24,506)	(34,572)	(75,696)	(99,139)

NOPAT	$77,601	$80,667	$239,704	$231,325

C. Net income excluding actions

Net income as reported	$15,920	$38,896	$109,288	$76,334
Gross profit actions	18,038	11,802	25,229	29,482
SG&A actions	(2,487)	(4,349)	(1,266)	(6,256)
Restructuring	28,355	2,062	32,355	44,533
Losses on early extinguishment of debt	—	889	—	1,440
Tax effect on actions	(10,537)	(3,121)	(13,516)	(20,760)

Net income excluding actions	$49,289	$46,179	$152,090	$124,773

D. EBITDA

Net income	$15,920	$38,896	$109,288	$76,334
Interest expense, net	37,253	49,270	115,282	152,217
Income tax expense	5,028	16,669	34,512	32,714
Depreciation and amortization	22,653	33,658	77,613	99,921

Total EBITDA	$80,854	$138,493	$336,695	$361,186